EXHIBIT 16


                         [LETTERHEAD OF J. H. COHN, LLP]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:     (File No.0-16354)

Ladies and Gentlemen:

We were previously engaged as the principal independent accountants for Exten Industries, Inc. and on March 2, 1999 we reported on the consolidated financial statements of Exten Industries, Inc. and Subsidiaries ("Exten") as of November 30,1998 and for the years ended November 30,1998 and 1997. We have not been engaged to and, accordingly, we have not performed any auditing procedures or issue or reissue any reports on the financial statements of Exten subsequent to March 2,1999. On December 16,1999, we were informed that we were dismissed as the principal accountants for Exten.

At the request of Exten, we have read the statements included pursuant to
Item 4 in its Form 8-K Current Report dated January 14, 2000, and we hereby state that as of that date we agreed with the statements included in the first paragraph and the first sentence of the third paragraph of Item 4 that relate to our firm.

However, subsequent to January 14, 2000, we have been informed that Exten reissued, and made certain adjustments to, the 1998 financial statements as a result of the subsequent discovery of certain facts relating to the those financial statements. Such adjustments were reported on by other independent accountants. Since, as explained above, we were not engaged to, nor have we performed any auditing procedures subsequent to March 2, 1999, we have not performed any procedures related to the adjustments made to the 1998 financial statements subsequent to March 2, 1999, and, accordingly, we cannot express any opinion or any other form of assurance on such adjustments and we cannot state whether we agree or disagree with the basis for making those adjustments.


                                         /s/ J.H. Cohn
                                         -------------
                                         J.H. COHN LLP


San Diego, California May 8, 2000